 Exhibit 10.13

Magnera Corporation

Deferred Compensation Plan

Effective Date

January 1, 2025

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Magnera Corporation Deferred Compensation Plan

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Magnera Corporation Deferred Compensation Plan

Article IV Deferrals		7
4.1	Deferral Elections, Generally	7
4.2	Timing Requirements for Compensation Deferral Agreements	8
4.3	Allocation of Deferrals	10
4.4	Deductions from Pay	10
4.5	Vesting	10
4.6	Cancellation of Deferrals	10

Article V Company Contributions		10
5.1	Discretionary Company Contributions	10
5.2	Vesting	11

Article VI Payments from Accounts		11
6.1	General Rules	11
6.2	Specified Date Accounts	11
6.3	Separation from Service	12
6.4	Death	12
6.5	Unforeseeable Emergency	13
6.6	Administrative Cash-Out of Small Balances	13
6.7	Acceleration of or Delay in Payments	13
6.8	Rules Applicable to Installment Payments	13
6.9	Modifications to Payment Schedules	14

Article VII Valuation of Account Balances; Investments		14
7.1	Valuation	14
7.2	Earnings Credit	14
7.3	Investment Options	15
7.4	Investment Allocations	15
7.5	Unallocated Deferrals and Accounts	15
7.6	Valuations Final After 180 Days	15

Article VIII Administration		15
8.1	Plan Administration	15
8.2	Withholding	16
8.3	Indemnification	16
8.4	Delegation of Authority	16
8.5	Binding Decisions or Actions	16

Article IX Amendment and Termination		16
9.1	Amendment and Termination	16
9.2	Amendments	16
9.3	Termination	17
9.4	Accounts Taxable Under Code Section 409A	17

Article X Informal Funding		17
10.1	General Assets	17
10.2	Rabbi Trust	17

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Magnera Corporation Deferred Compensation Plan

Article XI Claims		18
11.1	Filing a Claim	18
11.2	Appeal of Denied Claims	18
11.3	Legal Action	19
11.4	Discretion of Appeals Committee	20
11.5	Arbitration	20

Article XII General Provisions		22
12.1	Assignment	22
12.2	No Legal or Equitable Rights or Interest	22
12.3	No Employment Contract	22
12.4	Notice	22
12.5	Headings	23
12.6	Invalid or Unenforceable Provisions	23
12.7	Lost Participants or Beneficiaries	23
12.8	Facility of Payment to a Minor	23
12.9	Governing Law	23
12.10	Compliance With Code Section 409A; No Guarantee	24
12.11	Clawback Acknowledgement	24

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Magnera Corporation Deferred Compensation Plan

Article I
Establishment and Purpose

Magnera Corporation (the “Company”) has adopted this Magnera Corporation Deferred Compensation Plan, applicable to Compensation deferred under Compensation Deferral Agreements submitted on and after the Effective Date and Company Contributions credited on or after the Effective Date.

The purpose of the Plan is to attract and retain key employees by providing them with an opportunity to defer receipt of a portion of their salary, bonus, and other specified compensation earned in the United States. The Plan is not intended to meet the qualification requirements of Code Section 401(a) but is intended to meet the requirements of Code Section 409A and shall be operated and interpreted consistent with that intent.

The Plan constitutes an unsecured promise by a Participating Employer to pay benefits in the future. Participants in the Plan shall have the status of general unsecured creditors of the Company or the Participating Employer, as applicable. Each Participating Employer shall be solely responsible for payment of the benefits attributable to services performed for it. The Plan is unfunded for Federal tax purposes and is intended to be an unfunded arrangement primarily for the purpose of providing deferred compensation to eligible employees who are part of a select group of management or highly compensated employees of the Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and independent contractors. Any amounts set aside to defray the liabilities assumed by the Company or a Participating Employer will remain the general assets of the Company or the Participating Employer and shall remain subject to the claims of the Company’s or the Participating Employer's creditors until such amounts are distributed to the Participants.

Article II
Definitions

2.1	Account. Account means a bookkeeping account maintained by the Committee to record the payment obligation of a Participating Employer to a Participant as determined under the terms of the Plan. The Committee may maintain an Account to record the total obligation to a Participant and component Accounts to reflect amounts payable at different times and in different forms. Reference to an Account means any such Account established by the Committee, as the context requires. Accounts are intended to constitute unfunded obligations within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

2.2	Account Balance. Account Balance means, with respect to any Account, the total payment obligation owed to a Participant from such Account as of the most recent Valuation Date.

2.3	Affiliate. Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).

2.4	Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant in accordance with Section 6.4 hereof to receive payments to which a Beneficiary is entitled in accordance with provisions of the Plan.

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Magnera Corporation Deferred Compensation Plan

2.5	Board of Directors. Board of Directors means the Board of Directors of the Company.

2.6	Business Day. Business Day means each day on which the New York Stock Exchange is open for business.

2.7	Change in Control. Change in Control means, with respect to the Company, any of the following events: (i) a change in the ownership of the Company, (ii) a change in the effective control of the Company, or (iii) a change in the ownership of a substantial portion of the assets of the Company, as described below.

Change in Ownership. There is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which results in the directors of the Company immediately prior to such merger or consolidation continuing to constitute at least a majority of the Board, the surviving entity or any parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities;

Change in Effective Control. A change in the effective control of the Company occurs on the date on which either:

1.	The following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board of Directors: individuals who, on the Effective Date, constitute the Board of Directors and any new director whose appointment or election by the Board of Directors or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;

2.	Any individual, group or entity (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (other than the Company, its Affiliates, a trustee or other fiduciary holding securities under any employee benefit plan of the Company or an Affiliate, an underwriter temporarily holding securities pursuant to an offering of such securities, or any entity directly or indirectly owned by the shareholders of the Company in substantially the same proportions as their ownership of the Company) (a “Person”) which acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company which, together with securities already held by such Person, represents 20% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a beneficial owner in connection with a transaction.

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Magnera Corporation Deferred Compensation Plan

Change in Ownership of Substantial Portion of Assets. The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

2.8	Claimant. Claimant means a Participant or Beneficiary filing a claim under Article XI of this Plan.

2.9	Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

2.10	Code Section 409A. Code Section 409A means section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

2.11	Committee. Committee means the Company, or a committee appointed by the Company to administer the Plan.

2.12	Company. Company means Magnera Corporation

2.13	Company Contribution. Company Contribution means a credit by a Participating Employer to a Participant’s Separation from Service Account in accordance with the provisions of Article V of the Plan. Unless the context clearly indicates otherwise, a reference to Company Contribution shall include Earnings attributable to such contribution.

2.14	Compensation. Compensation means a Participant’s salary and annual cash bonus payable to a Participant by the Company or Affiliate with respect to a Plan Year. Compensation shall exclude any compensation that has been previously deferred under this Plan or any other arrangement subject to Code Section 409A and excluding any compensation that is not U.S. source income.

2.15	Compensation Deferral Agreement. Compensation Deferral Agreement means an agreement between a Participant and a Participating Employer that specifies: (i) the amount of each component of Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV, (ii) the Payment Schedule applicable to the Separation from Service Account and any Specified Date Account established under the Compensation Deferral Agreement and (iii) the allocation of cash Deferrals among the Separation from Service Account and Specified Date Account established for each Plan Year Account.

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Magnera Corporation Deferred Compensation Plan

2.16	Deferral. Deferral means a credit to a Participant’s Account(s) that records that portion of the Participant’s Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV. Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes Earnings attributable to such Deferrals.

2.17	Earnings. Earnings means an adjustment to the value of an Account in accordance with Article VII.

2.18	Effective Date. Effective Date means January 1, 2025.

2.19	Eligible Employee. Eligible Employee means an Employee who is a member of a select group of management or highly compensated employees who has been notified during an applicable enrollment of their status as an Eligible Employee. The Committee has the discretion to determine which Employees are Eligible Employees for each enrollment.

2.20	Employee. Employee means a common-law employee of an Employer.

2.21	Employer. Employer means the Company or Affiliate that employs an Employee.

2.22	ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.23	Exchange Act. Securities Exchange Act of 1934

2.24	Participant. Participant means an individual described in Article III.

2.25	Participating Employer. Participating Employer means the Company and each Affiliate who has adopted the Plan with the consent of the Company. Each Participating Employer shall be identified on Schedule A attached hereto.

2.26	Payment Schedule. Payment Schedule means the date as of which payment of an Account under the Plan will commence and the form in which payment of such Account will be made.

2.27	Performance-Based Compensation. Performance-Based Compensation means Compensation where the amount of, or entitlement to, the Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. Performance-Based Compensation shall not include any Compensation payable upon the Participant’s death or disability (as defined in Treas. Section 1.409A-1(e)) without regard to the satisfaction of the performance criteria.

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Magnera Corporation Deferred Compensation Plan

2.28	Plan. Plan means “Magnera Corporation Deferred Compensation Plan” as documented herein and as may be amended from time to time hereafter. However, to the extent permitted or required under Code Section 409A, the term Plan may in the appropriate context also mean a portion of the Plan that is treated as a single plan under Treas. Reg. Section 1.409A-1(c), or the Plan or portion of the Plan and any other nonqualified deferred compensation plan or portion thereof that is treated as a single plan under such section.

2.29	Plan Year. Plan Year means January 1 through December 31.

2.30	Plan Year Account. A Plan Year Account means the Account established for each Plan Year to record a Participant’s total Deferrals for the Plan Year. Each Plan Year Account shall consist of a Separation from Service Account and Specified Date Account.

2.31	Scheduled Distribution Date Account. An Account created by the Committee to reflect a specific date on which distributions of Deferrals will commence, as elected by the Participant coincident with the election of the deferral of Deferrals. The commencement date of these distributions cannot be earlier than two full Plan Years following.

2.32	Separation from Service. Separation from Service means an Employee’s termination of employment with the Employer and all Affiliates.

Except in the case of an Employee on a bona fide leave of absence as provided below, an Employee is deemed to have incurred a Separation from Service if the Employer and the Employee reasonably anticipated that the level of services to be performed by the Employee after a date certain would be reduced to 20% or less of the average services rendered by the Employee during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding periods during which the Employee was on a bona fide leave of absence.

An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of: (i) the six month anniversary of the commencement of the leave (29 months in the case of disability described in Treas. Reg. §1.409A-1(h)(1)(i)), or (ii) the expiration of the Employee’s right, if any, to reemployment under statute or contract.

If a Participant ceases to provide services as an Employee and begins providing services as an independent contractor for the Employer, a Separation from Service shall occur only if the parties anticipate that the level of services to be provided as an independent contractor are such that a Separation from Service would have occurred if the Employee had continued to provide services at that level as an Employee. If, in accordance with the preceding sentence, no Separation from Service occurs as of the date the individual’s employment status changes, a Separation from Service shall occur thereafter only upon the 12-month anniversary of the date all contracts with the Employer have expired, provided the Participant does not perform services for the Employer during that time.

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Magnera Corporation Deferred Compensation Plan

For purposes of determining whether a Separation from Service has occurred, the Employer means the Employer as defined in Section 2.21 of the Plan, except that in applying Code sections 1563(a)(1), (2) and (3) for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(b), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(c), “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in those sections.

The Committee specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction.

2.33	Separation from Service Account. An Account established by the Committee with respect to a Plan Year to record Deferrals that the Participant elects to receive upon Separation from Service and any Company Contributions made with respect to the Plan Year.

2.34	Specified Date Account. Specified Date Account means the Account established by the Committee for a Plan Year to record any Deferrals that the Participant elects to be paid in a specified year in accordance with Section 6.2. A separate Specified Date Account will be established for any restricted stock units deferred as Performance-based Compensation under Section 4.2(c).

2.35	Unforeseeable Emergency. Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Code section 152, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)), or a Beneficiary; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Committee.

2.36	Valuation Date. Valuation Date means each Business Day.

2.37	Year of Service. Year of Service means each 12-month period of service commencing on an Employee’s hire date with the Company or an Affiliate and each anniversary thereof. An Employee’s total Years of Service means the Years of Service credited during a period of continuous service commencing on the Employee’s date of hire and ending on their Separation from Service.

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Magnera Corporation Deferred Compensation Plan

Article III
Eligibility and Participation

3.1	Eligibility and Participation. All Eligible Employees may enroll in the Plan. Eligible Employees become Participants on the first to occur of (i) the date on which the first Compensation Deferral Agreement becomes irrevocable under Article IV, or (ii) the date Company Contributions are credited to an Account on behalf of such Eligible Employee.

3.2	Duration. Only Eligible Employees may submit Compensation Deferral Agreements during an enrollment and receive Company Contributions during the Plan Year. A Participant who is no longer an Eligible Employee but has not incurred a Separation from Service will not be allowed to submit Compensation Deferral Agreements but may otherwise exercise all of the rights of a Participant under the Plan with respect to their Account(s). On and after a Separation from Service, a Participant shall remain a Participant as long as their Account Balance is greater than zero (0). All Participants, regardless of employment status, will continue to be credited with Earnings and during such time may continue to make allocation elections as provided in Section 7.4. An individual shall cease being a Participant in the Plan when his Account has been reduced to zero (0).

3.3	Rehires. An Eligible Employee who Separates from Service and who subsequently resumes performing services for a Participating Employer in the same calendar year (regardless of eligibility) will have their Compensation Deferral Agreement for such year, if any, reinstated, but their eligibility to participate in the Plan in years subsequent to the year of rehire shall be governed by the provisions of Section 3.1.

Article IV
Deferrals

4.1	Deferral Elections, Generally.

(a)	An Eligible Employee may make an initial election to defer Compensation by submitting a Compensation Deferral Agreement during the enrollment periods established by the Committee and in the manner specified by the Committee, but in any event, in accordance with Section 4.2. Unless an earlier date is specified in the Compensation Deferral Agreement, deferral elections with respect to a Compensation source (such as salary, bonus or other Compensation) become irrevocable on the latest date applicable to such Compensation source under Section 4.2.

(b)	A Compensation Deferral Agreement that is not timely filed with respect to a service period or component of Compensation, or that is submitted by a Participant who Separates from Service prior to the latest date such agreement would become irrevocable under Section 409A, shall be considered null and void and shall not take effect with respect to such item of Compensation. The Committee may modify or revoke any Compensation Deferral Agreement prior to the date the election becomes irrevocable under the rules of Section 4.2.

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 Magnera Corporation Deferred Compensation Plan

(c)	The Committee may permit different deferral amounts for each component of Compensation and may establish a minimum or maximum deferral amount for each such component.

(d)	Deferrals of cash Compensation shall be calculated with respect to the gross cash Compensation payable to the Participant prior to any deductions or withholdings but shall be reduced by the Committee as necessary so as not to exceed 100% of the cash Compensation of the Participant remaining after deduction of all required income and employment taxes, required employee benefit deductions and other deductions required by law. Changes to payroll withholdings that affect the amount of Compensation being deferred to the Plan shall be allowed only to the extent permissible under Code Section 409A.

Except as provided below for performance units, Annual Deferrals will be credited to a Participant’s Plan Year Account for the Plan Year identified in the Compensation Deferral Agreement. The Eligible Employee shall specify on their Compensation Deferral Agreement the amount of Deferrals and whether to allocate all or a portion of such Deferrals to their Separation from Service Account or Specified Date Account established as subaccounts within the Plan Year Account. If no designation is made, Deferrals shall be allocated to the Separation from Service Account established for the applicable Plan Year.

4.2	Timing Requirements for Compensation Deferral Agreements.

(a)	Initial Eligibility. The Committee may permit an Eligible Employee to defer Compensation earned in the first year of eligibility. The Compensation Deferral Agreement must be filed within 30 days after attaining Eligible Employee status and becomes irrevocable not later than such 30-day period.

A Compensation Deferral Agreement filed under this subsection (a) applies to Compensation earned after the date that the Compensation Deferral Agreement becomes irrevocable.

(b)	Prior Year Election. Except as otherwise provided in this Section 4.2, the Committee may permit an Eligible Employee to defer Compensation by filing a Compensation Deferral Agreement no later than December 31 of the year prior to the year in which the Compensation to be deferred is earned. A Compensation Deferral Agreement filed under this paragraph shall become irrevocable with respect to such Compensation not later than the December 31 filing deadline.

(c)	Performance-Based Compensation. The Committee may permit an Eligible Employee to defer Compensation which qualifies as Performance-Based Compensation by filing a Compensation Deferral Agreement no later than the date that is six months before the end of the applicable performance period, provided that:

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Magnera Corporation Deferred Compensation Plan

(i)	the performance period is at least 12 consecutive months;

(ii)	the Participant performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the Compensation Deferral Agreement is submitted; and

(iii)	the Compensation is not readily ascertainable as of the date the Compensation Deferral Agreement is filed.

A Compensation Deferral Agreement filed under this subsection (c) shall become irrevocable with respect to such Compensation not later than the six-month deadline or, if earlier, the date such Compensation became ascertainable. If an election is filed under this subsection (c) after Performance-Based Compensation has become ascertainable, the Deferral election shall be deemed to be modified to not exceed the portion of such Compensation that is not ascertainable.

Any election to defer Performance-Based Compensation that is made in accordance with this subsection (c) and that becomes payable as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-1(e)) or upon a change in control (as defined in Treas. Reg. Section 1.409A-3(i)(5)) prior to the satisfaction of the performance criteria, will be void unless it would be considered timely under another rule described in this Section.

(d)	Certain Forfeitable Rights. With respect to a legally binding right to a payment in a subsequent year that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right, the Committee may permit an Eligible Employee to defer such Compensation by filing a Compensation Deferral Agreement on or before the 30th day after the legally binding right to the Compensation accrues, provided that the Compensation Deferral Agreement is submitted at least 12 months in advance of the earliest date on which the forfeiture condition could lapse. The Compensation Deferral Agreement described in this paragraph becomes irrevocable not later than such 30th day. If the forfeiture condition applicable to the payment lapses before the end of such 12-month period as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-3(i)(4)) or upon a change in control (as defined in Treas. Reg. Section 1.409A-3(i)(5)), the Compensation Deferral Agreement will be void unless it would be considered timely under another rule described in this Section.

(e)	A Compensation Deferral Agreement is deemed to be revoked for subsequent years if the Participant is not an Eligible Employee as of the last permissible date for making elections under this Section 4.2 or if the Compensation Deferral Agreement is cancelled in accordance with Section 4.6.

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Magnera Corporation Deferred Compensation Plan

4.3	Allocation of Deferrals. A Compensation Deferral Agreement may allocate all or a portion of an Eligible Employee’s cash Deferrals to the Participant’s Separation from Service Account or Specified Date Account established for such Plan Year.

4.4	Deductions from Pay. The Committee has the authority to determine the payroll practices under which any component of Compensation subject to a Compensation Deferral Agreement will be deducted from a Participant’s Compensation.

4.5	Vesting. Participant Deferrals of cash Compensation shall be 100% vested at all times. Deferrals of vesting awards of Compensation shall become vested in accordance with the provisions of the underlying award.

4.6	Cancellation of Deferrals. The Committee may cancel a Participant’s Deferrals: (i) for the balance of the Plan Year in which an Unforeseeable Emergency occurs, and (ii) during periods in which the Participant is unable to perform the duties of their position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six months, provided cancellation occurs by the later of the end of the taxable year of the Participant or the 15th day of the third month following the date the Participant incurs the disability (as defined in this paragraph (ii)).

Article V
Company Contributions

5.1	Discretionary Company Contributions. A Participating Employer may, from time to time in its sole and absolute discretion, credit discretionary Company Contributions in the form of supplemental or other contributions to any Participant in any amount determined by the Participating Employer. Company Contributions are credited to the Participant’s Separation from Service Account subaccount within the Plan Year Account to which the Company Contribution relates.

Supplemental Matching Contribution. Company Contributions may take the form of “supplemental” matching contributions applied to the portion of the Participant’s cash Compensation (including amounts deferred under this Plan) that exceeds the amount of compensation taken into account in determining the maximum amount of matching contribution under the terms of such 401(k) plan. A Participant is not required to make any elective deferrals to such 401(k) plan as a condition to receiving supplemental matching Company Contributions under this Plan. However, the Committee may require that a Participant must meet the same conditions for receiving a matching contribution under the 401(k) plan, including, for example, any requirement to be employed on the last day of the plan year.

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Magnera Corporation Deferred Compensation Plan

Supplemental Non-Elective Contribution. Company Contributions may take the form of supplemental non-elective contributions at the same rate such non-elective contributions are made to a Participant’s tax-qualified profit sharing plan account, applied to the portion of the Participant’s cash Compensation (including amounts deferred under this Plan) that exceeds the amount of compensation taken into account in determining the amount of the non-elective contribution under the terms of such profit sharing plan. The Committee may require that a Participant meet the same conditions for receiving a non-elective contribution under the profit sharing plan, including, for example, any requirement to be employed on the last day of the plan year.

Discretionary Company Contributions are credited at the sole discretion of the Participating Employer and the fact that a discretionary Company Contribution is credited in one year shall not obligate the Participating Employer to continue to make such Company Contributions in subsequent years.

5.2	Vesting. Company Contributions will vest 100% on the earlier of death, Change in Control or 3rd anniversary of the Participant’s initial hire date by the Employer or any predecessor thereto.

Unvested Company Contributions as of a Participant’s Separation from Service will be forfeited.

Article VI
Payments from Accounts

6.1	General Rules. A Participant’s Plan Year Accounts become payable upon the first to occur of the payment events applicable to each such Account under Sections 6.2 (if elected) through 6.5.

Payment events and Payment Schedules elected by the Participant shall be set forth in a valid Compensation Deferral Agreement or in a valid modification election applicable to such Account as described in Section 6.9.

Payment amounts are based on Account Balances as of the first day of the month in which payment is made in Sections 6.2 through 6.6.

6.2	Specified Date Accounts.

Commencement. Payment of a Specified Date Account will be made or begin in the second calendar year following the Plan Year for which such Specified Date Account is established under the Participant’s Compensation Deferral Agreement, unless the Participant elects a later calendar year.

Form of Payment. Subject to Section 6.6, each Specified Date Account will be paid in a lump sum unless the Participant elects to receive such Account in substantially equal annual installments over a designated number of calendar years up to ten (10) years.

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Magnera Corporation Deferred Compensation Plan

Notwithstanding a Participant’s elections described in this Section 6.2, a Participant’s Specified Date Accounts that commence payment in a calendar year commencing after the Participant’s Separation from Service will be paid as provided in Section 6.3.

6.3	Separation from Service. Upon a Participant’s Separation from Service other than death, the Participant is entitled to receive the vested portion of their Separation from Service Accounts and any Specified Date Accounts that are not in pay status under Section 6.2.

Commencement. Payment commences upon Separation from Service. Notwithstanding the foregoing, payment to a Participant who is a “specified employee” as defined in Code Section 409A(a)(2)(B) will commence in the seventh month following their Separation from Service.

Separation from Service Payments. Subject to Section 6.6, if a Participant incurs a Separation from Service, each Separation from Service Account will be paid in a lump sum unless the Participant elected to receive such Separation from Service Account in substantially equal annual installments over a designated number of calendar years up to ten (10) years. A Specified Date Account payable under this Section 6.3 will be paid in the same form as the Separation from Service Account established with respect to the same Plan Year. Specified Date Accounts that have commenced payment on or before a Participant’s Separation from Service are not distributable under this Section 6.3 and will continue to pay as elected under Section 6.2.

Effect of Modifications. A modified Separation from Service Account Payment Schedule under Section 6.9 also shall apply to any Specified Date Account established with respect to the same Plan Year.

6.4	Death. Notwithstanding anything to the contrary in this Article VI, upon the death of the Participant (regardless of whether such Participant is an Employee at the time of death), all remaining vested Account Balances shall be paid to their Beneficiary in a single lump sum no later than December 31 of the calendar year following the year of the Participant’s death.

(a)	Designation of Beneficiary in General. The Participant shall designate a Beneficiary in the manner and on such terms and conditions as the Committee may prescribe. No such designation shall become effective unless filed with the Committee during the Participant’s lifetime. Any designation shall remain in effect until a new designation is filed with the Committee; provided, however, that in the event a Participant designates their spouse as a Beneficiary, such designation shall be automatically revoked upon the dissolution of the marriage unless, following such dissolution, the Participant submits a new designation naming the former spouse as a Beneficiary. A Participant may from time to time change their designated Beneficiary without the consent of a previously designated Beneficiary by filing a new designation with the Committee.

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Magnera Corporation Deferred Compensation Plan

(b)	No Beneficiary. If a designated Beneficiary does not survive the Participant, or if there is no valid Beneficiary designation, amounts payable under the Plan upon the death of the Participant shall be paid to the Participant’s spouse, or if there is no surviving spouse, then to the duly appointed and currently acting personal representative of the Participant’s estate.

6.5	Unforeseeable Emergency. A Participant who experiences an Unforeseeable Emergency may submit a written request to the Committee to receive payment of all or any portion of their vested Deferrals. If the emergency need cannot be relieved by cessation of Deferrals to the Plan, the Committee may approve an emergency payment therefrom not to exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment. The amount of the emergency payment shall be subtracted pro rata from the Participant’s Plan Year Accounts. Emergency payments shall be paid in a single lump sum within the 90-day period following the date the Committee approves the payment.

6.6	Administrative Cash-Out of Small Balances. Notwithstanding anything to the contrary in this Article VI, the Committee may at any time and without regard to whether a payment event has occurred, direct in writing an immediate lump sum payment of the Participant’s Accounts if the balance of such Accounts, combined with any other amounts required to be treated as deferred under a single plan pursuant to Code Section 409A, does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), provided any other such aggregated amounts are also distributed in a lump sum at the same time.

6.7	Acceleration of or Delay in Payments. Notwithstanding anything to the contrary in this Article VI, the Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of an Account, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4). The Committee may also, in its sole and absolute discretion, delay the time for payment of an Account, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7).

6.8	Rules Applicable to Installment Payments. If a Payment Schedule for a Specified Date Account specifies installment payments, payments will be made beginning in the payment commencement year for such installments and shall continue to be made in each subsequent calendar year until the number of installment payments specified in the Payment Schedule has been paid. In the case of a Specified Date Account, the payment commencement date for installments is January 1 of the designated calendar year.

If a Payment Schedule for a Separation from Service Account specifies installment payments, installments will commence upon the payment commencement date specified in Section 6.3 with subsequent installments paid during each subsequent calendar year until the number of installment payments specified in the Payment Schedule has been paid.

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Magnera Corporation Deferred Compensation Plan

The amount of each installment payment shall be determined by dividing (a) by (b), where (a) equals the Account Balance as of the first Valuation Date in the month payment is made and (b) equals the remaining number of installment payments. For purposes of Section 6.9, installment payments will be treated as a single payment. If an Account is payable in installments, the Account will continue to be credited with Earnings in accordance with Article VII hereof until the Account is completely distributed.

6.9	Modifications to Payment Schedules. While employed by the Company or an Affiliate, a Participant may modify the Payment Schedule elected by him or her with respect to Separation from Service or a Specified Date Account, consistent with the permissible Payment Schedules available under the Plan for the applicable Account. All modifications must comply with the requirements of this Section 6.9.

(a)	Time of Election. The modification election must be submitted to the Committee not less than 12 months prior to the date payments would have commenced under the Payment Schedule in effect prior to modification (the “Prior Election”). In the case of a Specified Date Account, the payment commencement date for the Prior Election is January 1 of the designated calendar year.

(b)	Date of Payment under Modified Payment Schedule. The date payments are to commence under the modified Payment Schedule must be no earlier than five years after the date payment would have commenced under the Prior Election. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A. If the Participant modifies only the form, and not the commencement date for payment, payments shall commence on the fifth anniversary of the date payment would have commenced under the Prior Election.

(c)	Irrevocability; Effective Date. A modification election is irrevocable when filed and becomes effective 12 months after the filing date.

(d)	Effect on Accounts. An election to modify a Payment Schedule is specific to the Account to which it applies and shall not be construed to affect the Payment Schedules or payment events of any other Accounts.

Article VII
Valuation of Account Balances; Investments

7.1	Valuation. Deferrals shall be credited to appropriate Accounts on the date such Compensation would have been paid to the Participant absent the Compensation Deferral Agreement. Valuation of Accounts shall be performed under procedures approved by the Committee.

7.2	Earnings Credit. Each Account will be credited with Earnings on each Business Day, based upon the Participant’s investment allocation among a menu of investment options selected in advance by the Committee, in accordance with the provisions of this Article VII (“investment allocation”).

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Magnera Corporation Deferred Compensation Plan

7.3	Investment Options. The Committee will determine investment options. The Committee, in its sole discretion, shall be permitted to add or remove investment options from the Plan menu from time to time, provided that any such additions or removals of investment options shall not be effective with respect to any period prior to the effective date of such change.

7.4	Investment Allocations. A Participant’s investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Participating Employer or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant’s investment allocation. A Participant’s investment allocation shall be used solely for purposes of adjusting the value of a Participant’s Account Balances.

A Participant shall specify an investment allocation for each of his Accounts in accordance with procedures established by the Committee. Allocation among the investment options must be designated in increments of 1%. The Participant’s investment allocation will become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day.

A Participant may change an investment allocation on any Business Day, both with respect to future credits to the Plan and with respect to existing Account Balances, in accordance with procedures adopted by the Committee. Changes shall become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day, and shall be applied prospectively.

7.5	Unallocated Deferrals and Accounts. If the Participant fails to make an investment allocation with respect to an Account, such Account shall be invested in an investment option, the primary objective of which is the preservation of capital, as determined by the Committee.

7.6	Valuations Final After 180 Days. The Participant shall have 180 days following the Valuation Date on which the Participant failed to receive the full amount of Earnings and to file a claim under Article XI for the correction of such error.

Article VIII
Administration

8.1	Plan Administration. This Plan shall be administered by the Committee which shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall be filed with the Committee and resolved in accordance with the claims procedures in Article XI.

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Magnera Corporation Deferred Compensation Plan

8.2	Withholding. The Participating Employer shall have the right to withhold from any payment due under the Plan (or with respect to any amounts credited to the Plan) any taxes required by law to be withheld in respect of such payment (or credit). Withholdings with respect to amounts credited to the Plan shall be deducted from Compensation that has not been deferred to the Plan.

8.3	Indemnification. The Participating Employers shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which are delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Committee, its delegees and its agents, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or it (including but not limited to reasonable attorney fees) which arise as a result of his or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Participating Employer. Notwithstanding the foregoing, the Participating Employer shall not indemnify any person or organization if his or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Participating Employer consents in writing to such settlement or compromise.

8.4	Delegation of Authority. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who shall be legal counsel to the Company.

8.5	Binding Decisions or Actions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

Article IX
Amendment and Termination

9.1	Amendment and Termination. The Company may at any time and from time to time amend the Plan or may terminate the Plan as provided in this Article IX.

9.2	Amendments. The Company, by action taken by its Board of Directors, may amend the Plan at any time and for any reason, provided that any such amendment shall not reduce the vested Account Balances of any Participant accrued as of the date of any such amendment or restatement (as if the Participant had incurred a voluntary Separation from Service on such date). The Board of Directors of the Company may delegate to the Committee the authority to amend the Plan without the consent of the Board of Directors for the purpose of: (i) conforming the Plan to the requirements of law; (ii) facilitating the administration of the Plan; (iii) clarifying provisions based on the Committee’s interpretation of the Plan documents; and (iv) making such other amendments as the Board of Directors may authorize. No amendment is needed to revise the list of Participating Employers set forth on Schedule A attached hereto.

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Magnera Corporation Deferred Compensation Plan

9.3	Termination. The Company, by action taken by its Board of Directors, may terminate the Plan and pay Participants and Beneficiaries their Account Balances in a single lump sum at any time, to the extent and in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix).

9.4	Accounts Taxable Under Code Section 409A. The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Code Section 409A. The Committee, pursuant to its authority to interpret the Plan, may sever from the Plan or any Compensation Deferral Agreement any provision or exercise of a right that otherwise would result in a violation of Code Section 409A.

Article X
Informal Funding

10.1	General Assets. Obligations established under the terms of the Plan may be satisfied from the general funds of the Participating Employers, or a trust described in this Article X. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of the Participating Employers. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Participating Employers and any Employee, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Participating Employer.

10.2	Rabbi Trust. A Participating Employer may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan. Payments under the Plan may be paid from the general assets of the Participating Employer or from the assets of any such rabbi trust. Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.

10.3	Employer benefits under the Plan shall be paid from the general assets of the Company, and no separate fund shall be established to secure payment, except as provided below. The Participants shall be general creditors of the Company. Notwithstanding the foregoing, on or before a Change in Control, the Company shall establish a Trust for the purpose of setting aside funds to provide for the payment of benefits under the Plan, pursuant to the Internal Revenue Service guidance for “rabbi trusts.” Within five days following a Change in Control, the Company shall fund the Trust with sufficient assets to provide for payment of the Company Contribution Accounts of all Participants under the Plan as of the date of the Change in Control.

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Magnera Corporation Deferred Compensation Plan

Article XI
Claims

11.1	Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Committee which shall make all determinations concerning such claim. Any claim filed with the Committee and any decision by the Committee denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (the “Claimant”). Notice of a claim for payments shall be delivered to the Committee within 90 days of the latest date upon which the payment could have been timely made in accordance with the terms of the Plan and Code Section 409A, and if not paid, the Participant or Beneficiary must file a claim under this Article XI not later than 180 days after such latest date. If the Participant or Beneficiary fails to file a timely claim, the Participant forfeits any amounts to which he or she may have been entitled to receive under the claim.

(a)	In General. Notice of a denial of benefits will be provided within 90 days of the Committee’s receipt of the Claimant's claim for benefits. If the Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with notice of the extension before the end of the initial 90-day period. The extension will not be more than 90 days from the end of the initial 90-day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.

(b)	Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing. Any electronic notification shall comply with the standards imposed by Department of Labor Regulation 29 CFR 2520.104b-1(c)(1)(i), (iii), and (iv). The notice of denial shall set forth the specific reasons for denial in plain language. The notice shall: (i) cite the pertinent provisions of the Plan document, and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including the right to appeal the decision, the deadline by which such appeal must be filed and a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on appeal and the specific date by which such a civil action must commence under Section 11.3.

11.2	Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with a committee designated to hear such appeals (the “Appeals Committee”). A Claimant who timely requests a review of the denied claim (or their authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relating to the claim to the Appeals Committee. All written comments, documents, records, and other information shall be considered “relevant” if the information: (i) was relied upon in making a benefits determination, (ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The review shall consider all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Appeals Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.

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 Magnera Corporation Deferred Compensation Plan

(a)	In General. Appeal of a denied benefits claim must be filed in writing with the Appeals Committee no later than 60 days after receipt of the written notification of such claim denial. The Appeals Committee shall make its decision regarding the merits of the denied claim within 60 days following receipt of the appeal (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. The review will consider comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(b)	Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing. Any electronic notification shall comply with the standards imposed by Department of Labor Regulation 29 CFR 2520.104b-1(c)(1)(i), (iii), and (iv). Such notice shall set forth the reasons for denial in plain language.

The decision on review shall set forth: (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim, and (iv) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA, following an adverse decision on review and the specific date by which such a civil action must commence under Section 11.3.

11.3	Legal Action. A Claimant may not bring any legal action, including commencement of any arbitration, relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or administrative remedies under Sections 11.1 and 11.2. No such legal action may be brought more than twelve (12) months following the notice of denial of benefits under Section 11.2, or if no appeal is filed by the applicable appeals deadline, twelve (12) months following the appeals deadline.

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Magnera Corporation Deferred Compensation Plan

If a Participant or Beneficiary prevails in a legal proceeding brought under the Plan to enforce the rights of such Participant or any other similarly situated Participant or Beneficiary, in whole or in part, the Participating Employer shall reimburse such Participant or Beneficiary for all legal costs, expenses, attorneys’ fees and such other liabilities incurred as a result of such proceedings.

11.4	Discretion of Appeals Committee. All interpretations, determinations and decisions of the Appeals Committee with respect to any claim shall be made in its sole discretion and shall be final and conclusive.

11.5	Arbitration.

(a)	If any claim or controversy between a Participating Employer and a Participant or Beneficiary is not resolved through the claims procedure set forth in Article XI, such claim shall be submitted to and resolved exclusively by expedited binding arbitration by a single arbitrator. Arbitration shall be conducted in accordance with the following procedures:

The complaining party shall promptly send written notice to the other party identifying the matter in dispute and the proposed remedy. Following the giving of such notice, the parties shall meet and attempt in good faith to resolve the matter. In the event the parties are unable to resolve the matter within 21 days, the parties shall meet and attempt in good faith to select a single arbitrator acceptable to both parties. If a single arbitrator is not selected by mutual consent within ten Business Days following the giving of the written notice of dispute, an arbitrator shall be selected from a list of nine persons each of whom shall be an attorney who is either engaged in the active practice of law or recognized arbitrator and who, in either event, is experienced in serving as an arbitrator in disputes between employers and employees, which list shall be provided by the main office of either JAMS, the American Arbitration Association (“AAA”) or the Federal Mediation and Conciliation Service. If, within three Business Days of the parties’ receipt of such list, the parties are unable to agree on an arbitrator from the list, then the parties shall each strike names alternatively from the list, with the first to strike being determined by the flip of a coin. After each party has had four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

Unless the parties agree otherwise, within 60 days of the selection of the arbitrator, a hearing shall be conducted before such arbitrator at a time and a place agreed upon by the parties. In the event the parties are unable to agree upon the time or place of the arbitration, the time and place shall be designated by the arbitrator after consultation with the parties. Within 30 days of the conclusion of the arbitration hearing, the arbitrator shall issue an award, accompanied by a written decision explaining the basis for the arbitrator’s award.

In any arbitration hereunder, the Participating Employer shall pay all administrative fees of the arbitration and all fees of the arbitrator, except that the Participant or Beneficiary may, if he/she/it wishes, pay up to one-half of those amounts. Each party shall pay its own attorneys’ fees, costs, and expenses, unless the arbitrator orders otherwise. The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees. The arbitrator shall have no authority to add to or to modify this Plan, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that it would be entitled to summary judgment if the matter had been pursued in court litigation.

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Magnera Corporation Deferred Compensation Plan

The parties shall be entitled to discovery as follows: Each party may take no more than three depositions. The Participating Employer may depose the Participant or Beneficiary plus two other witnesses, and the Participant or Beneficiary may depose the Participating Employer, pursuant to Rule 30(b)(6) of the Federal Rules of Civil Procedure, plus two other witnesses. Each party may make such reasonable document discovery requests as are allowed in the discretion of the arbitrator.

The decision of the arbitrator shall be final, binding, and non-appealable, and may be enforced as a final judgment in any court of competent jurisdiction.

This arbitration provision of the Plan shall extend to claims against any parent, subsidiary, or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, Participant, Beneficiary, or agent of any party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law or under this Plan.

Notwithstanding the foregoing, and unless otherwise agreed between the parties, either party may apply to a court for provisional relief, including a temporary restraining order or preliminary injunction, on the ground that the arbitration award to which the applicant may be entitled may be rendered ineffectual without provisional relief.

Any arbitration hereunder shall be conducted in accordance with the Federal Arbitration Act: provided, however, that, in the event of any inconsistency between the rules and procedures of the Act and the terms of this Plan, the terms of this Plan shall prevail.

If any of the provisions of this Section 11.5(a) are determined to be unlawful or otherwise unenforceable, in the whole part, such determination shall not affect the validity of the remainder of this section and this section shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the provisions of this Section 11.5(a) are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact and treated as determinative to the maximum extent permitted by law.

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 Magnera Corporation Deferred Compensation Plan

The parties do not agree to arbitrate any putative class action or any other representative action. The parties agree to arbitrate only the claims(s) of a single Participant or Beneficiary.

Article XII
General Provisions

12.1	Assignment. No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary. Notwithstanding anything to the contrary herein, however, the Committee has the discretion to make payments to an alternate payee in accordance with the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)).

The Company may assign any or all of its liabilities under this Plan in connection with any restructuring, recapitalization, sale of assets or other similar transactions affecting a Participating Employer without the consent of the Participant.

12.2	No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Participating Employer. The right and power of a Participating Employer to dismiss or discharge an Employee is expressly reserved. The Participating Employers make no representations or warranties as to the tax consequences to a Participant or a Participant’s beneficiaries resulting from a deferral of income pursuant to the Plan.

12.3	No Employment Contract. Nothing contained herein shall be construed to constitute a contract of employment between an Employee and a Participating Employer. Nothing contained herein shall be construed as changing a Participant’s status from employee to independent contractor or from independent contractor to employee.

12.4	Notice. Any notice or filing required or permitted to be delivered to the Committee under this Plan shall be delivered in writing, in person, or through such electronic means as is established by the Committee. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission shall be sent by certified mail to:

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Magnera Corporation Deferred Compensation Plan

Magnera Corporation
9335 Harris Corners Parkway

Suite 300

Charlotte, NC 28269 USA

ATTN: HUMAN RESOURCES

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing or hand-delivered or sent by mail to the last known address of the Participant.

12.5	Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

12.6	Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Committee may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

12.7	Lost Participants or Beneficiaries. Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Committee advised of their current mailing address. If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Committee shall presume that the payee is missing. The Committee, after making such efforts as in its discretion it deems reasonable and appropriate to locate the payee, shall stop payment on any uncashed checks and may discontinue making future payments until contact with the payee is restored. If the Committee is unable to locate the Participant or Beneficiary after five years of the date payment is scheduled to be made, the Participant’s Account will be forfeited, provided that a Participant’s Account shall not be credited with Earnings following the first anniversary of such date on which payment is to be made and further provided, however, that such benefit shall be reinstated, without further adjustment for interest, if a valid claim is made by or on behalf of the Participant or Beneficiary for all or part of the forfeited benefit.

12.8	Facility of Payment to a Minor. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Committee may, in its discretion, make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains their residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Committee, the Company, and the Plan from further liability on account thereof.

12.9	Governing Law. To the extent not preempted by ERISA, the laws of the State of North Carolina shall govern the construction and administration of the Plan.

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Magnera Corporation Deferred Compensation Plan

12.10	Compliance With Code Section 409A; No Guarantee. This Plan is intended to be administered in compliance with Code Section 409A and each provision of the Plan shall be interpreted consistent with Code Section 409A. Although intended to comply with Code Section 409A, this Plan shall not constitute a guarantee to any Participant or Beneficiary that the Plan in form or in operation will result in the deferral of federal or state income tax liabilities or that the Participant or Beneficiary will not be subject to the additional taxes imposed under Section 409A. No Employer shall have any legal obligation to a Participant with respect to taxes imposed under Code Section 409A.

12.11	Clawback Acknowledgement. As a condition to participation in this Plan, the Participant acknowledges that the Participant may become subject to the Company’s Compensation Recovery Policy adopted pursuant to Rule 10D-1 promulgated under the Exchange Act and the New York Stock Exchange, or any successor rule (the “Clawback Policy”). The Participant understands that if the Participant is or becomes subject to the Clawback Policy, the Company and/or the Board shall be entitled to recover all Erroneously Awarded Compensation (as defined in the Clawback Policy) from the Participant pursuant to such means as the Company and/or the Board may elect. The Participant agrees that the Participant shall take all required action to enable such recovery. The Participant understands that such recovery may be sought and occur after the Participant’s employment or service with the Company terminates. The Participant further agrees that the Participant is not entitled to indemnification for any Erroneously Awarded Compensation or for any claim or losses arising out of or in any way related to Erroneously Awarded Compensation recovered pursuant to the Clawback Policy and, to the extent any agreement or organizational document purports to provide otherwise, the Participant hereby irrevocably agrees to forego such indemnification. The Participant acknowledges and agrees that the Participant has received and has had an opportunity to review the Clawback Policy. Any action by the Company to recover Erroneously Awarded Compensation under the Clawback Policy from the Participant shall not, whether alone or in combination with any other action, event or condition, be deemed (i) a good reason condition or serve as a basis for a claim of constructive termination under any benefits or compensation arrangement applicable to the Participant, or (ii) to constitute a breach of a contract or other arrangement to which the Participant is a party. This Section 12.11 is a material term of this Plan.

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Magnera Corporation Deferred Compensation Plan

IN WITNESS WHEREOF, the undersigned executed this Plan as of the 4th day of November, 2024, to be effective as of the Effective Date.

Magnera Corporation

By: _Eileen L. Beck ______________________ (Print Name)

Its: _Senior Vice President, Global Human Resources & Administration____________________________ (Title)

____/s/ Eileen L. Beck___________________________ (Signature)

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Magnera Corporation Deferred Compensation Plan

Schedule A

Participating Employers

Magnera Corporation

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